Exhibit 99.1

TERM LOAN AGREEMENT
Dated as of December 14, 2009
by and among
UDR, INC.,
as Borrower,
Each of
REGIONS CAPITAL MARKETS,
a division of Regions Bank
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers
and
Joint Bookrunners,
REGIONS BANK,
as Agent,
and
PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
and
U.S. BANK NATIONAL ASSOCIATION
as Documentation Agent,
and
THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5.,
as Lenders

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-ii-

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SCHEDULE I	Commitments
SCHEDULE 1.1(A)	List of Loan Parties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Title to Properties; Liens
SCHEDULE 6.1.(g)	Debt and Guaranties
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(y)	Unencumbered Assets

EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Note
EXHIBIT F	Form of Opinion of Counsel
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Guaranty

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TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of December 14, 2009 by and among UDR, INC., a Maryland corporation (the “Borrower”), each of REGIONS CAPITAL MARKETS, a division of Regions Bank, and PNC CAPITAL MARKETS LLC, as Joint Lead Arrangers (each a “Joint Lead Arranger”) and as Joint Bookrunners (the “Joint Bookrunners”), REGIONS BANK, as Agent (the “Agent”), PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”), U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent (the “Documentation Agent”) and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5.
WHEREAS, certain of the Lenders and other financial institutions have made available to the Borrower term loans in an aggregate amount of $240,000,000 (the “Existing Term Loan”) on the terms and conditions contained in that certain Term Loan Agreement dated as of February 21, 2008 (as amended, modified or restated from time to time, the “Existing Term Loan Agreement”) by and among the Borrower, such Lenders, certain other financial institutions and the other parties thereto.
WHEREAS, the Borrower desires to refinance the Existing Term Loan, and the Lenders agree to provide term loans to the Borrower in the aggregate amount of $100,000,000 to fund such refinancing, pursuant to the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I. DEFINITIONS
Section 1.1. Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“1031 Property” means property held by a “qualified intermediary” in connection with the sale of such property by the Borrower, a Subsidiary or Unconsolidated Affiliate pursuant to, and qualifying for tax treatment under, Section 1031 of the Internal Revenue Code.
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Additional Costs” has the meaning given that term in Section 4.1.
“Adjusted Eurodollar Rate” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to one percent (1.00%) minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted Eurodollar Rate on the date on which such change in such maximum rate becomes effective.

“Administrative Details Form” means an Administrative Details Form in a form supplied by the Agent to the Lenders from time to time.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.
“Agent” means Regions Bank, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.
“Agreement Date” means the date as of which this Agreement is dated.
“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
“Applicable Margin” means the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”). Any change in the Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period that the Borrower has received Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings; provided, however, that if the ratings of S&P and Moody’s are two pricing Levels apart, then the Applicable Margin shall be based on the Level that falls between the Levels that correspond to the ratings of S&P and Moody’s. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period for which the Borrower has not received a Credit Rating from either Rating Agency, then the Applicable Margin shall be determined based on Level 4. As of the Agreement Date, and thereafter until changed as provided above, the Applicable Margin shall be determined based on Level 2.

	Borrower’s Credit Rating
Level	(S&P/Moody’s)	Applicable Margin
1	≥ BBB+/Baal	3.35%
2	BBB/Baa2	3.50%
3	BBB-/Baa3	3.75%
4	< BBB-/Baa3	4.25%

“Arrangers” means Regions Capital Markets, a division of Regions Bank, and PNC Capital Markets LLC, together with their respective successors and permitted assigns.
“Assignee” has the meaning given that term in Section 12.5.(d).
“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.
“Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate, (b) the Federal Funds Rate plus one-half of one percent (0.5%) or (c) Daily LIBOR Rate plus one percent (1.00%). Any change in the Base Rate resulting from a change in the Prime Rate, the Federal Funds Rate or Daily LIBOR Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.
“Base Rate Loan” means any portion of a Loan bearing interest at a rate based on the Base Rate.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000.00 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000.00 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Change of Control” means the occurrence of either of the following events: (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, voting stock of the Borrower (or other securities convertible into such voting stock) representing 35% or more of the combined voting power of all voting stock of the Borrower, or (ii) during any period of up to twenty-four (24) consecutive months, commencing after the Agreement Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Borrower (together with any new director whose election by the Borrower’s Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.
“Commitment” means, as to each Lender, such Lender’s obligation to make a Loan pursuant to Section 2.1., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Commitment”.
“Compliance Certificate” has the meaning given that term in Section 8.3.
“Condominium Property” means a Multifamily Property that has been converted into residential condominium units for the purpose of sale. For purposes of this definition and the definition of “Condominium Property Value”, a Multifamily Property will be deemed “converted” into residential condominium units once both of the following have occurred: (a) notice of the conversion has been sent to the tenants of such Property; and (b) a declaration of condominium or other similar document is filed with the applicable Governmental Authority.
“Condominium Property Value” means, as of the date of conversion to a Condominium Property, the sum of the following: (a) the Consolidated Net Operating Income attributable to such Property for the two quarter period annualized ending immediately prior to such conversion divided by 6.75%, plus (b) the of cost of capital improvements made to such Property in connection with such conversion not to exceed 35% of the amount determined in accordance with the preceding clause (a), minus (c) 90% of the actual contractual sales price of each individual condominium unit sale prior to any deductions for commissions, fees and any other expenses; provided, however, no value will be attributed to such Condominium Property twenty-four (24) months after its conversion. In addition, no value shall be attributable to a Condominium Property at any time following the earlier of (x) all condominium units of such Property having been sold or otherwise conveyed, (y) the management of such Property having been turned over to such Property’s homeowners’ association and (z) less than 10% of the units remain unsold.

“Consolidated Adjusted EBITDA” means, for any period for the Consolidated Group, the sum of Consolidated EBITDA for such period minus a reserve equal to $50.00 per apartment unit located on a Property per quarter (or $200 per apartment unit located on a Property per year) minus the Borrower’s pro rata share of such reserves (determined in a manner consistent with this definition of Consolidated Adjusted EBITDA) of any Unconsolidated Affiliates of the Borrower.
“Consolidated Adjusted Tangible Net Worth” means at any date (a) the sum of (i) the consolidated shareholders’ equity of the Consolidated Group determined on a consolidated basis (net of Minority Interests) plus (ii) accumulated depreciation of Properties owned by a member of the Consolidated Group to the extent reflected in the then book value of the Consolidated Assets minus, without duplication, (b) the Intangible Assets of the Consolidated Group.
“Consolidated Assets” means the assets of the members of the Consolidated Group determined in accordance with GAAP on a consolidated basis.
“Consolidated EBITDA” means for any period for the Consolidated Group, Consolidated Net Income (including Consolidated Net Income attributable to units of Condominium Properties prior to the sale thereof) excluding the effect of the following adjustments (but only to the extent such adjustments were used to determine Consolidated Net Income for such period) (a) Consolidated Interest Expense; (b) all provisions for any Federal, state or other income taxes; (c) depreciation, amortization and other non-cash charges; (d) gains and losses on Investments and extraordinary gains and losses; (e) taxes on such excluded gains and tax deductions or credits on account of such excluded losses, in each case on a consolidated basis determined in accordance with GAAP; and (f) to the extent not already included in the immediately preceding clauses (b) through (e), the Borrower’s pro rata share of such items of each Unconsolidated Affiliate of the Borrower for such period. Consolidated EBITDA shall include gain or loss, in either case, realized on the sale of any portion of a Condominium Property or other gain or loss on property sales by any taxable REIT subsidiary to the extent they are included in the Borrower’s funds from operation (without duplication of income on condominium units).
“Consolidated Funded Debt” means total Debt of the Consolidated Group on a consolidated basis determined in accordance with GAAP (excluding the aggregate amount, not to exceed $25,000,000, available to be drawn under letters of credit issued in respect of normal operating expenses of such Person) plus the Borrower’s pro rata share of the Debt of any Unconsolidated Affiliate of the Borrower.
“Consolidated Group” means the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Expense” means for any period for the Consolidated Group, (a) all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and capitalized interest expense (other than capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes), in each case on a consolidated basis determined in accordance with GAAP plus (b) to the extent not already included in the foregoing clause (a), the Borrower’s pro rata share of all interest expense (determined in a manner consistent with this definition of Consolidated Interest Expense) for such period of Unconsolidated Affiliates of the Borrower.
“Consolidated Net Income” means for any period, the net income of the Consolidated Group on a consolidated basis determined in accordance with GAAP, including the Borrower’s pro rata share of the net income of each Unconsolidated Affiliate of the Borrower for such period.
“Consolidated Net Operating Income” means, for any period for any Multifamily Property owned by a member of the Consolidated Group or an Unconsolidated Affiliate, an amount equal to (a) the aggregate rental and other income from the operation of such Multifamily Property during such period minus (b) all expenses and other proper charges incurred in connection with the operation of such Multifamily Property (including, without limitation, real estate taxes and bad debt expenses) during such period and an imputed management fee in the amount of 3.0% of the aggregate rents received for such Multifamily Property during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, and depreciation, amortization and other non-cash expenses for such period, all on a consolidated basis determined in accordance with GAAP. For purposes of determining Consolidated Net Operating Income, only the Borrower’s pro rata share of the Consolidated Net Operating Income of any such Property owned by an Unconsolidated Affiliate of the Borrower shall be used.
“Consolidated Secured Debt” means, as of any given date, all Consolidated Funded Debt that is secured in any manner by any Lien.
“Consolidated Total Fixed Charges” means for any period, the sum of (a) the cash portion of Consolidated Interest Expense paid during such period plus (b) regularly scheduled principal payments on Consolidated Funded Debt during such period (excluding any balloon, bullet or similar principal payment payable on any Consolidated Funded Debt which repays such Consolidated Funded Debt in full) plus (c) all cash dividends and distributions on Preferred Equity Interests of members of the Consolidated Group paid during such period, all on a consolidated basis determined in accordance with GAAP.
“Consolidated Unsecured Debt” means, as of a given date, all Consolidated Funded Debt that is not Consolidated Secured Debt.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan and (b) the Conversion of a Loan.
“Credit Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the unpaid principal amount of such Lender’s Loan to (b) the aggregate unpaid principal amount of all Loans.
“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term indebtedness of a Person.
“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to one percent (1.00%) minus the percentage prescribed by the Board of Governors of the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.
“Debt” of any Person means at any date, without duplication; (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business); (d) all Capitalized Lease Obligations of such Person; (e) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property; (f) all obligations of such Person to reimburse any bank or other person in respect of amounts payable under a letter of credit or similar instrument (being the amount available to be drawn thereunder, whether or not then drawn); (g) all obligations of others secured by a Lien on any asset of such Person, whether or not such obligation is assumed by such Person; (h) all obligations of others Guaranteed by such Person; (i) all obligations which in accordance with GAAP would be shown as liabilities on a balance sheet of such Person or which arise in connection with forward equity transactions; and (j) all obligations of such Person owing under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes, but is classified as an operating lease in accordance with GAAP. Debt of any Person shall include Debt of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Debt is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Debt or the amount of the recourse portion of the Debt, shall be included as Debt of such Person). All Loans shall constitute Debt of the Borrower.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” has the meaning set forth in Section 3.12.
“Development Property” means (i) a Property currently under development (or in the pre-development phase) as a Multifamily Property and/or (ii) a Condominium Property.
“Dollars” or “$” means the lawful currency of the United States of America.
“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.
“Eligible Assignee” means any Person who is, at the time of determination: (i) a Lender or an Affiliate of a Lender; (ii) a commercial bank, trust, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such Person is not currently a Lender or an Affiliate of a Lender, such Person’s senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s, or the equivalent or higher of either such rating by another rating agency acceptable to the Agent, such acceptance not to be unreasonably withheld or delayed. Notwithstanding the foregoing, during any period in which an Event of Default shall exist under any of subsections (a), (b), (f) or (g) of Section 10.l., the term “Eligible Assignee” shall mean any Person that is not an individual.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), any operating partnership units in such Person and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Event of Default” means the occurrence of any of the Events of Default specified in Section 10.1.
“Excluded Subsidiary” means any Subsidiary (a) formed for the specific purpose of holding title to assets which are collateral for any Consolidated Secured Debt of such Subsidiary; (b) which is prohibited from Guarantying the Debt of any other Person pursuant to (i) any document, instrument or agreement evidencing such Consolidated Secured Debt or (ii) a provision of such Person’s organizational documents which provision was included in such Person’s organizational documents as a condition to the extension of such Consolidated Secured Debt; and (c) for which none of the Borrower, any Subsidiary (other than another Excluded Subsidiary) or any other Loan Party has Guaranteed any of the Debt of such Subsidiary or has any direct obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results, except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability.
“Existing Term Loan” has the meaning given that term in the first WHEREAS clause of this Agreement.
“Existing Term Loan Agreement” has the meaning given that term in the first WHEREAS clause of this Agreement.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, as so published on the next succeeding Business Day, and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such transactions as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6., and any other fees payable by the Borrower hereunder or under any other Loan Document, including, without limitation, upfront fees payable to the Lenders on the Effective Date.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a majority of the accounting profession, which are applicable to the circumstances as of the date of determination and applied on a consistent basis.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Gross Asset Value” means from time to time the sum of the following amounts (without duplication): (a) the product of (i) Consolidated Net Operating Income for the period of two consecutive fiscal quarters most recently ended attributable to Multifamily Properties (excluding any Properties covered by either of the immediately following clauses (b) or (c)) owned by any member of the Consolidated Group for such period, multiplied by (ii) 2 and divided by (iii) 6.75%; (b) the purchase price paid for any Multifamily Property acquired by any member of the Consolidated Group during the period of six (6) consecutive fiscal quarters most recently ended (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements); (c) the sum of (i) the Condominium Property Value of all Condominium Properties owned by any member of the Consolidated Group, (ii) the current book value of any other Development Property (or Multifamily Property that was a Development Property at any time during the period of six (6) consecutive fiscal quarters most recently ended) owned by any member of the Consolidated Group and (iii) the Renovation Property Value of all Renovation Properties owned by any member of the Consolidated Group; (d) unrestricted cash and cash equivalents of the Consolidated Group; (e) the value (based on the lower of cost or market price determined in accordance with GAAP) of any raw land owned by any member of the Consolidated Group; (f) the value (based on the lower of cost or market price determined in accordance with GAAP) of Properties owned by any member of the Consolidated Group that are developed but that are not Multifamily Properties; (g) the value (based on the lower of cost or market price determined in accordance with GAAP) of all Multifamily REIT Preferred Interests; (h) the value (based on the lower of cost or market price determined in accordance with GAAP) of (i) all promissory notes, including any secured by a Mortgage, payable solely to any member of the Consolidated Group and the obligors of which are not Affiliates of the Borrower (excluding any such note where the obligor is more than sixty (60) days past due with respect to any payment obligation) and (ii) all marketable securities (excluding Marketable Multifamily REIT Preferred Interests); and (i) the Borrower’s pro rata share of the preceding items of any Unconsolidated Affiliate of the Borrower to the extent not already included. Notwithstanding the foregoing, any determination of Gross Asset Value shall exclude any Investments held by the Borrower or any Subsidiary in excess of the amounts permitted under Section 9.4.

“Gross Asset Value of the Unencumbered Pool” means Gross Asset Value determined with reference only to Unencumbered Pool Assets. Notwithstanding the foregoing, the following amounts shall be excluded from Gross Asset Value of the Unencumbered Pool: (a) the amount by which the value of Unencumbered Pool Assets owned by Subsidiaries that are not Guarantors would, in the aggregate, account for more that 10.0% of Gross Asset Value of the Unencumbered Pool; (b) the amount by which the value of Unencumbered Pool Assets owned by Subsidiaries that are not Wholly Owned Subsidiaries would, in the aggregate, account for more than 10.0% of Gross Asset Value of the Unencumbered Pool; and (c) the amount by which the value of Unencumbered Pool Assets that are Investments and other assets subject to the limitations of any of the subsections of Section 9.4. would, in the aggregate, account for more than 10.0% of Gross Asset Value of the Unencumbered Pool; provided, the limitations contained in the immediately preceding clauses (a) and (b) shall not apply to 1031 Properties and the limitations contained in the immediately preceding clause (c) shall not apply to promissory notes secured by first Mortgages. The aggregate Occupancy Rate of Multifamily Properties and other Properties that are developed, but that are not Multifamily Properties, must exceed 80.0%.
“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include each Material Subsidiary (unless an Excluded Subsidiary).
“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit H.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Intangible Assets” of any Person means at any date the amount of (i) all write-ups (other than write-ups resulting from write-ups of assets of a going concern business made within twelve (12) months after the acquisition of such business) in the book value of any asset owned by such Person and (ii) all unamortized debt discount and expense, unamortized deferred charges, capitalized start-up costs, goodwill, patents, licenses, trademarks, trade names, copyrights, organization or developmental expenses, covenants not to compete and other intangible items.
“Intellectual Property” has the meaning given that term in Section 6.1.(t).
“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the next preceding Interest Period for such Loan, and ending one week or two weeks (in either case, if available from all Lenders), or 1, 2, 3, 4 or 6 months thereafter, as the Borrower may select in a Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period having a duration of one month or more that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next Business Day (or in the case of any Interest Period having a duration of one month or more, if the next Business Day falls in the next calendar month, then on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, (a) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (i) the purchase or other acquisition of any Equity Interest in another Person, (ii) a loan, advance or extension of credit to, capital contribution to, Guaranty of Debt of, or purchase or other acquisition of any Debt of, another Person, including any partnership or joint venture interest in such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (b) with respect to any Property or other asset, the acquisition thereof. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from both Rating Agencies.
“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such in such Lender’s Administrative Details Form, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.
“Level” has the meaning given that term in the definition of the term “Applicable Margin.”
“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
“LIBOR Loan” means any portion of a Loan bearing interest at a rate based on LIBOR.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Debt or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any then enforceable agreement by such Person to grant, give or otherwise convey any of the foregoing.
“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter existing and executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.
“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1.(A) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Debt or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.
“Marketable Multifamily REIT Preferred Interest” means a Multifamily REIT Preferred Interest (a) having trading privileges on a national securities exchange or that is subject to price quotations in the over-the-counter market and (b) not subject to restrictions on the sale, transfer, assignment, hypothecation or other limitations, in each case where such restriction would exceed ninety (90) days from the time of purchase, that would (whether contractual or under Applicable Law) otherwise prevent such Preferred Equity Interest from being freely transferable by such member of the Consolidated Group; provided, however, that this limitation shall not apply to Preferred Equity Interests that could be sold pursuant to an available exemption under the Securities Act.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.
“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000.

“Material Subsidiary” means any Subsidiary having assets equal to or greater than $20,000,000 in value.
“Minority Interests” means any shares of stock (or other Equity Interests) of any class of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Borrower and/or one or more Wholly Owned Subsidiaries. Minority Interests constituting Preferred Equity Interests shall be valued at the voluntary or involuntary liquidation value of such Preferred Equity Interests, whichever is greater, and by valuing common stock at the book value of the capitalized surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in Preferred Equity Interests.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Debt of such Person or another Person.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“Multifamily Property” means a Property on which the improvements consist primarily of an apartment community.
“Multifamily REIT Preferred Interest” means a Preferred Equity Interest: (a) owned by a member of the Consolidated Group and (b) issued by a REIT that (i) is not a Subsidiary and (ii) owns primarily apartment communities.
“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits or limits the creation or assumption of any Lien on any assets of a Person or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person.
“Nonrecourse Indebtedness” means, with respect to a Person, Debt for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to nonrecourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Debt.
“Note” has the meaning given that term in Section 2.8(a).
“Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent evidencing the Borrower’s request for the borrowing of the Loans.

“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.6. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a portion of a Loan from one Type to another Type.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of rentable apartment units of such Property leased by tenants paying rent at market rates pursuant to binding leases as to which no monetary default has occurred and is continuing to (b) the aggregate number of rentable units of such Property.
“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.
“Operating Partnership” means each of United Dominion Realty, L.P. and Heritage Communities L.P., together with their respective successors and permitted assigns.
“Participant” has the meaning given that term in Section 12.5.(c).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; and (d) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to two percent (2.0%) plus the rate applicable to Base Rate Loans as in effect from time to time.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means the rate of interest per annum announced publicly by the Lender acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.
“Principal Office” means the address of the Agent specified in Section 12.1., or any subsequent office which the Agent shall have specified by written notice to the Borrower and Lenders as the Principal Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.
“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Borrower and which is located in a state of the United States of America or the District of Columbia.
“Published Rate” means, for any day, the rate of interest appearing on such day on Reuters Screen LIBOR01 Page (or any successor page) for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by the Agent).
“Rating Agencies” means S&P and Moody’s.
“Regions” means Regions Bank, together with its successors and assigns.
“Register” has the meaning given that term in Section 12.5.(e).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Renovation Property” mean a Property on which the existing building or other improvements or a portion thereof are undergoing renovation and redevelopment that will either (a) disrupt the occupancy of at least 30% of the square footage of such Property or (b) temporarily reduce the Consolidated Net Operating Income attributable to such Property by more that 30% as compared to the immediately preceding comparable prior period. A Property shall cease to be a Renovation Property upon the earliest to occur of (i) all improvements (other than tenant improvements on unoccupied space) related to the redevelopment of such Property having been substantially completed and (ii) once such Property has achieved an Occupancy Rate of 80.0% or more.
“Renovation Property Value” means for a Renovation Property, the sum of the following: (a) the Consolidated Net Operating Income attributable to such Property for the two quarter period annualized ending immediately prior to the commencement of such renovation and redevelopment divided by 6.75%, plus (b) the cost of capital improvements made to such Property in connection with such renovation and redevelopment not to exceed 35% of the amount determined in accordance with the preceding clause (a); provided, however, (i) the value of (a) plus (b) above does not exceed 80% of the Borrower’s good faith determination of the pro forma Consolidated Net Operating Income of such Renovation Property (assuming the completion of all applicable renovation and redevelopment) divided by 6.75% and (ii) eighteen (18) months following the commencement of such renovation and redevelopment such property will cease to be a Renovation Property.
“Requisite Lenders” means, as of any date, Lenders holding greater than 66-2/3% of the aggregate outstanding principal amount of the Loans (excluding Loans held by Defaulting Lenders who are not entitled to vote).
“Responsible Officer” means, with respect to the Borrower, the chief financial officer, the Controller, any Senior Vice President, any Senior Executive Vice President or the Treasurer.
“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of any member of the Consolidated Group now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any member of the Consolidated Group now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any member of the Consolidated Group now or hereafter outstanding.
“Revolving Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of July 27, 2007 by and among the Borrower, the financial institutions from time to time party thereto as “Lenders”, Wachovia Bank, National Association, as Agent and the other parties thereto.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.
“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.
“Secured Debt” means, with respect to a Person as of any given date, the aggregate principal amount of all Debt of such Person outstanding at such date that is secured in any manner by any Lien, and in the case of the Borrower, shall include (without duplication) the Borrower’s pro rata share of the Secured Debt of its Unconsolidated Affiliates.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Debt due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.
“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“Taxes” has the meaning given that term in Section 3.13.
“Termination Date” means July 26, 2012.
“Titled Agents” means each of the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent, the Documentation Agent and their respective successors and permitted assigns.

“Type” with respect to any portion of a Loan, refers to whether such portion is a LIBOR Loan or Base Rate Loan.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person, directly or indirectly, holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unencumbered Pool Asset” means any asset owned by a member of the Consolidated Group or an Unconsolidated Affiliate of the Borrower and that satisfies all of the following requirements: (a) such asset is either (i) a Multifamily Property, (ii) a Property that is developed but that is not a Multifamily Property, (iii) a Development Property or a Renovation Property, (iv) raw land, (v) promissory notes, (vi) marketable securities (including Marketable Multifamily REIT Preferred Interests) or (vii) Multifamily REIT Preferred Interests; (b) neither such asset, nor any interest of any member of the Consolidated Group or Unconsolidated Affiliate therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) of the definition thereof) or to any Negative Pledge (other than under the Revolving Credit Agreement); (c) if such asset is owned by Person other than the Borrower (i) none of the Borrower’s direct or indirect ownership interest in such Person is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) of the definition thereof) or to any Negative Pledge (other than under the Revolving Credit Agreement); and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) sell, transfer or otherwise dispose of such asset and (y) to create a Lien on such asset as security for Debt of the Borrower or a Guarantor, as applicable; (d) if such asset is owned by a Subsidiary or Unconsolidated Affiliate which is not a Guarantor (i) the Borrower directly, or indirectly through other Subsidiaries, owns at least 51.0% of all outstanding Equity Interests of such Person; and (ii) such Person is not an obligor with respect to any Debt (other than unsecured Debt of the type set forth in clauses (c) and (d) of the definition of the term Debt); provided, however, 1031 Properties will not be subject to the limitations contained in subclauses (i) and (ii) of this clause (d); and (e) in the case of a Property, such Property is free of all structural defects or major architectural deficiencies (if developed), title defects, environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2. General; References to Times.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary, a reference to an “Affiliate” means an Affiliate of the Borrower and a reference to an “Unconsolidated Affiliate” means an Unconsolidated Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Atlanta, Georgia time.
ARTICLE II. CREDIT FACILITY
Section 2.1. Term Loans.
(a) Generally. Subject to the terms and conditions hereof, on the Effective Date each Lender severally and not jointly agrees to make a Loan to the Borrower in a principal amount equal to the amount of such Lender’s Commitment. Once repaid, the principal amount of a Loan may not be reborrowed.
(b) Requesting Loans. The Borrower shall give the Agent notice pursuant to the Notice of Borrowing of the borrowing of the Loans no later than 11:00 a.m. on the date three (3) Business Days prior to the anticipated Effective Date. Such Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

(c) Disbursements of Loan Proceeds. No later than 1:00 p.m. on the Effective Date, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 4:00 p.m. on such date and in the manner specified by the Borrower in the Notice of Borrowing.
(d) Repayment of Loans Outstanding under Existing Term Loan Agreement. The Borrower and the Lenders agree that on the Effective Date, the Borrower shall use all of the proceeds of the Loans to be made by the Lenders under this Agreement to repay a portion of the Existing Term Loan outstanding under the Existing Term Loan Agreement. The Borrower further agrees that, on the Effective Date, the remaining amounts outstanding under the Existing Term Loan Agreement, and all other amounts payable by the Borrower thereunder, shall be repaid in full.
Section 2.2. Rates and Payment of Interest on Loans.
(a) Rates. The Borrower promises to pay to the Agent, for the account of each Lender, interest on the unpaid principal amount of the Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i) with respect to any portion of such Loan that is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin minus 1.00%; and
(ii) with respect to any portion of such Loan that is a LIBOR Loan, at the Adjusted Eurodollar Rate for such Loan for the Interest Period therefor plus the Applicable Margin.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of the Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b) Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first Business Day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three (3) months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, in arrears upon the payment, prepayment or Continuation thereof or the Conversion of a portion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.3. Number of Interest Periods.
There may be no more than five (5) different Interest Periods for LIBOR Loans outstanding at the same time.
Section 2.4. Repayment of Loans.
The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Termination Date.
Section 2.5. Prepayments.
Subject to Section 4.4., the Borrower may prepay the Loans, in whole or in part, at any time without premium or penalty. The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Loan and the Agent shall give each Lender notice of any such prepayment promptly upon receipt of such notice from Borrower. Any amount prepaid pursuant to this Section 2.5. may not be reborrowed.
Section 2.6. Continuation.
So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan or any portion thereof. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.7. Conversion.
So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.8. Notes.
(a) Notes. The Loan made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit E (each a “Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect (or if such Lender was not a Lender on the Effective Date, in a principal amount equal to the initial principal amount of the Loan of such Lender) and otherwise duly completed.
(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of the Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error.
(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that the Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.9. Additional Term Loans.
With the prior consent of the Agent (which consent shall not be unreasonably withheld), the Borrower shall have the right, within ninety (90) days of the Agreement Date, to request a one-time increase in the aggregate amount of the Loans by providing written notice to the Agent, which notice shall be irrevocable once given. Such increase in the aggregate amount of the Loans must be in an integral multiple of $10,000,000; provided, that after giving effect to any such increase pursuant to this Section, the aggregate outstanding principal amount of the Loans may not exceed $150,000,000. Any such increase shall be effected either by an existing Lender increasing the principal amount of its Loan or by a Person becoming a Lender hereunder and making a Loan to the Borrower. No existing Lender shall be required to increase the amount of its Loan hereunder and any Person becoming a Lender under this Agreement in connection with any such requested increase must be an Eligible Assignee. No increase in the aggregate outstanding principal amount of the Loans may be effected under this Section if (x) a Default or Event of Default shall be in existence as of the effective date of such increase, or immediately thereafter, and after giving effect thereto, or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date). In connection with any increase in the aggregate amount of the Loans pursuant to this Section, (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (b) the Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender increasing the amount of its Loan, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Loan within two (2) Business Days of the effectiveness of the applicable increase.
ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1. Payments.
Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.3., the Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.
Section 3.2. Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) the making of the Loans by the Lenders under Section 2.1. shall be pro rata according to the amounts of the Lenders’ respective Commitments; (b) each payment or prepayment of principal of the Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.6.) shall be made pro rata among the Lenders according to the principal amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

Section 3.3. Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, the Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 10.3., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 10.3., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4. Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5. Minimum Amounts.
(a) Borrowings and Conversions. Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. LIBOR Loans and each Conversion of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(b) Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding).
Section 3.6. Fees.
The Borrower agrees to pay the administrative and other fees of the Agent and the Arrangers as may be agreed to in writing by the Borrower, the Agent and the Arrangers from time to time.
Section 3.7. Reserved.
Section 3.8. Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
Section 3.9. Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.
Section 3.10. Agreement Regarding Interest and Charges.
The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, closing fees, upfront fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.11. Statements of Account.
The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.12. Defaulting Lenders.
(a) Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loan shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loan under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

(b) Purchase or Cancellation of Defaulting Lender’s Loan. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Loan. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Loan in proportion to the Loans of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to purchase all of the Loan of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(d) for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in its Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12.5.(d), shall pay to the Agent an assignment fee in the amount of $10,000. The purchase price for the Loan of a Defaulting Lender shall be equal to the principal balance of such Loan outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.
Section 3.13. Taxes.
(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, and (iv) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Agent or such Lender, as applicable (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:
(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
(ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and
(iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
(c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code. Each such Lender or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent. The obligation of the Lenders under this Section shall survive the repayment of all Obligations and the resignation or replacement of the Agent.

ARTICLE IV. YIELD PROTECTION, ETC.
Section 4.1. Additional Costs; Capital Adequacy.
(a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loan (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of its Loan (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.13.(a)); or (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender; or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
(b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6. shall apply).
(c) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent). The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2. Suspension of LIBOR Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted Eurodollar Rate for any Interest Period:
(a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or
(b) the Agent reasonably determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of maintaining LIBOR Loans for such Interest Period;
then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.
Section 4.3. Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to Continue, or to Convert Base Rate Loans into LIBOR Loans shall be suspended until such time as such Lender may again maintain LIBOR Loans (in which case the provisions of Section 4.6. shall be applicable).
Section 4.4. Compensation.
The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:
(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5. Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.13. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, and in any event within five (5) Business Days of such demand, assign its Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.13., 4.1. or 12.9. with respect to periods up to the date of replacement.
Section 4.6. Treatment of Affected Loans.
If the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b), 4.2. or 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:
(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
(b) any portion of such Lender’s Loans that would otherwise be Continued by such Lender as LIBOR Loans shall be Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans of other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with the respective unpaid principal amount of the Loans held by each of the Lenders.

Section 4.7. Change of Lending Office.
Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any portion of its Loan affected by the matters or circumstances described in Sections 3.13., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 4.8. Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.
ARTICLE V. CONDITIONS PRECEDENT
Section 5.1. Initial Conditions Precedent.
The obligation of the Lenders to make the Loans is subject to the following conditions precedent:
(a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:
(i) Counterparts of this Agreement executed by each of the parties hereto;
(ii) Notes executed by the Borrower, payable to each Lender and complying with the applicable provisions of Section 2.8.;
(iii) The Guaranty executed by each Guarantor existing as of the Effective Date;
(iv) An opinion of legal counsel to the Loan Parties, addressed to the Agent and the Lenders, addressing the matters set forth in Exhibit F;
(v) The articles of incorporation of the Borrower certified as of a recent date by the Secretary of State of the state of its incorporation;

(vi) A good standing certificate with respect to the Borrower issued as of a recent date by the Secretary of State of the state of its incorporation and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii) A certificate of incumbency signed by the Secretary or Assistant Secretary of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Loan Documents to which the Borrower is a party and the officers of the Borrower then authorized to deliver the Notice of Borrowing, Notices of Continuation and Notices of Conversion;
(viii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of (i) the bylaws of the Borrower and (ii) all corporate (or comparable) action taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents to which the Borrower is a party;
(ix) The articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of each Guarantor certified as of a recent date by the Secretary of State of the state of formation of such Guarantor;
(x) A certificate of good standing or certificate of similar meaning with respect to each Guarantor issued as of a recent date by the Secretary of State of the state of formation of each such Guarantor and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Guarantor is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(xi) A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor with respect to each of the officers of such Guarantor authorized to execute and deliver the Loan Documents to which such Guarantor is a party;
(xii) Copies certified by the Secretary or Assistant Secretary of each Guarantor (or other individual performing similar functions) of (i) the by-laws of such Guarantor, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(xiii) A certificate from a Responsible Officer of the Borrower to the effect that (x) all representations and warranties of the Loan Parties contained in the Loan Documents are true, correct and complete in all material respects and (y) immediately after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default shall exist;

(xiv) Any Fees payable to the Agent, the Titled Agents and the Lenders on or prior to the Effective Date;
(xv) A Compliance Certificate calculated as of September 30, 2009 (giving pro forma effect to this Agreement);
(xvi) The Notice of Borrowing from the Borrower for the Loans indicating how the proceeds thereof are to be made available to the Borrower; and
(xvii) Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request;
(b) In the good faith judgment of the Agent and the Lenders:
(i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
(ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (l) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(iii) The Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (l) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and
(iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2. Additional Conditions Precedent.
The obligations of the Lenders to make the Loans, is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of the Loans or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made that all conditions to the occurrence of such Credit Event contained in Article V. have been satisfied.
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
Section 6.1. Representations and Warranties.
In order to induce the Agent and each Lender to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Agent and each Lender as follows:
(a) Organization; Power; Qualification. Each of the Borrower, its Subsidiaries and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
(b) Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1.(b) is a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary and/or an Excluded Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.
(d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, including without limitation, the Revolving Credit Agreement; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party other than pursuant to the Loan Documents.
(e) Compliance with Law; Governmental Approvals. The Borrower, each Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to the Borrower, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or Event of Default or have a Material Adverse Effect.
(f) Title to Properties; Liens. As of the Agreement Date, Part I of Schedule 6.1.(f) sets forth all of the real property owned or leased by the Borrower, each other Loan Party and each other Subsidiary. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens.

(g) Existing Indebtedness. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Debt of the Borrower and its Subsidiaries, including without limitation, Guarantees of the Borrower and its Subsidiaries, and indicating whether such Debt is Consolidated Secured Debt or Consolidated Unsecured Debt. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Debt.
(h) Material Contracts. Each of the Borrower, its Subsidiaries and the other Loan Parties that is a party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
(i) Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor to the knowledge of the Borrower is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any Subsidiary or any other Loan Party that could reasonably be expected to have a Material Adverse Effect.
(j) Taxes. All federal, state and other tax returns of the Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, its Subsidiaries or any other Loan Party is under audit. All charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

(k) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2008, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ending September 30, 2009, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the Borrower and its consolidated Subsidiaries for the fiscal quarter ending on such date. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in all material respects and in accordance with GAAP, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and to the addition of footnotes and other presentation items). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.
(l) No Material Adverse Change. Since December 31, 2008, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower and its consolidated Subsidiaries taken as a whole. Each of the Borrower, its Subsidiaries and the other Loan Parties is Solvent.
(m) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
(n) Not Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(o) Absence of Defaults. Neither the Borrower, any Subsidiary nor any other Loan Party is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any Subsidiary or other Loan Party is a party or by which the Borrower or any Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, have a Material Adverse Effect.

(p) Environmental Laws. Each of the Borrower, its Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower, its Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, its Subsidiaries and each other Loan Party relating in any way to Environmental Laws.
(q) Investment Company; Etc. Neither the Borrower nor any Subsidiary nor any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(r) Margin Stock. Neither the Borrower, any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(s) Affiliate Transactions. Except as permitted by Section 9.11., neither the Borrower, any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or any other Loan Party is a party.
(t) Intellectual Property. Each of the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. The Borrower, each other Loan Party and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any Intellectual Property. The use of such Intellectual Property by the Borrower, its Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(u) Business. As of the Agreement Date, the Borrower and its Subsidiaries are engaged in the business of owning, selling, acquiring, renovating, developing and managing apartment communities, together with other business activities incidental thereto.
(v) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.
(w) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved except that interim statements do not contain footnotes or other presentation items, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.
(x) REIT Status. The Borrower qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Borrower to maintain its status as a REIT.
(y) Unencumbered Pool Assets. As of the Agreement Date, Schedule 6.1.(y) is a correct and complete list of all Unencumbered Pool Assets. Each of the assets included by the Borrower in calculations of Gross Asset Value of the Unencumbered Pool satisfies all of the requirements contained in the definition of “Unencumbered Pool Asset”.

(z) Foreign Assets Control. None of the Borrower, any Subsidiary or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.
Section 6.2. Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment hereto or thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower in favor of the Agent and the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.
ARTICLE VII. AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Borrower shall comply with the following covenants:
Section 7.1. Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.7., the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 7.2. Compliance with Applicable Law and Material Contracts.
The Borrower shall, and shall cause each Subsidiary and each other Loan Party to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of each Material Contract the breach of which would permit the termination of such Material Contract.

Section 7.3. Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary and other Loan Party to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties.
Section 7.4. Conduct of Business.
The Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to carry on, their respective businesses as described in Section 6.1.(u).
Section 7.5. Insurance.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary and other Loan Party to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by public real estate companies engaged in similar businesses as described in Section 6.1.(u). or as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 7.6. Payment of Taxes and Claims.
The Borrower shall, and shall cause each Subsidiary and other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.
Section 7.7. Visits and Inspections.
The Borrower shall, and shall cause each Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default exists, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Borrower or such Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants, other than books and records subject to the attorney-client privilege or confidentiality restrictions; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrower and any Subsidiary or any other Loan Party with its accountants.

Section 7.8. Use of Proceeds.
The Borrower shall use the proceeds of the Loans to refinance the Existing Term Loan only. No part of the proceeds of the Loan will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or (b) fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.
Section 7.9. Environmental Matters.
The Borrower shall, and shall cause all of its Subsidiaries and the other Loan Parties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent and each Lender with a copy of such notice promptly, and in any event within ten (10) Business Days, after the receipt thereof by the Borrower, any Subsidiary or any other Loan Party. The Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.
Section 7.10. Books and Records.
The Borrower shall, and shall cause each of its Subsidiaries and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11. Further Assurances.
The Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 7.12. New Subsidiaries/Guarantors.
(a) Requirement to Become Guarantor. Within forty-five (45) days of any Person (other than an Excluded Subsidiary) becoming a Material Subsidiary after the Effective Date, the Borrower shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) an Accession Agreement executed by such Material Subsidiary and (ii) the items that would have been delivered under Sections 5.1.(a)(iv), (ix) through (xii) and (xvii) if such Material Subsidiary had been one on the Effective Date; provided, however, promptly (and in any event within thirty (30) days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section. The Borrower shall send to each Lender copies of each of the foregoing items once the Agent has received all such items with respect to a Material Subsidiary.
(b) Other Guarantors. The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Agent the items required to be delivered under the immediately preceding subsection (a).
(c) Release of a Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Material Subsidiary; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (v) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13. REIT Status.
The Borrower shall at all times maintain its status as a REIT.
Section 7.14. Exchange Listing.
The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.
ARTICLE VIII. INFORMATION
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:
Section 8.1. Quarterly Financial Statements.
As soon as available and in any event within sixty (60) days after the close of each of the first, second and third fiscal quarters of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP (provided that such statements shall not include footnotes and other presentation items) and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).
Section 8.2. Year-End Statements.
Within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as of the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of operations for such period and (b) independent certified public accountants of recognized national standing, whose certificate shall be unqualified and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.

Section 8.3. Compliance Certificate.
At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed by the chief financial officer, the treasurer or the senior vice president of finance of the Borrower: (a) setting forth in reasonable detail as of the end of the accounting period covered by such Compliance Certificate, the calculations required to establish whether or not the Borrower was in compliance with the covenants contained in Sections 9.1. and 9.4. and (b) stating that, to the best of his or her knowledge, after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure. In addition, if the Agent or the Requisite Lenders reasonably believe that a Default or Event of Default may exist or may be likely to occur, the Borrower shall deliver to the Agent within thirty (30) days of the Agent’s request a Compliance Certificate with respect to any other fiscal month end; provided, that the Borrower shall not be required to provide a Compliance Certificate pursuant to this sentence more than once during any fiscal quarter. Each Compliance Certificate shall be accompanied by a reasonably detailed list of all assets included in calculations of Gross Asset Value of the Unencumbered Pool and shall disclose which assets have been added or removed from such calculation since the previous list delivered to the Agent.
Section 8.4. Other Information.
(a) Securities Filings. Prompt notice of the filing of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
(b) Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party (but only to the extent that such financial statements, reports and proxy statements are not publicly available to the Agent and the Lenders);
(c) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(d) Litigation. To the extent the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower or any of its Subsidiaries are being audited;
(e) Modification of Organizational Documents. A copy of any amendment adverse to the interest of the Lenders to the articles of incorporation, bylaws, partnership agreement or other similar organizational documents of the Borrower or any other Loan Party, promptly upon, and in any event within fifteen (15) Business Days of, the effectiveness thereof;
(f) Change of Management or Financial Condition. Prompt notice of any change in the senior management of the Borrower, or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;
(g) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(h) Notice of Violations of Law. Prompt notice if the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;
(i) Material Subsidiary. Prompt notice of any Person becoming a Material Subsidiary;

(j) Material Asset Sales. Prompt notice of the sale, transfer or other disposition of any material assets of the Borrower, any Subsidiary or any other Loan Party to any Person other than the Borrower, any Subsidiary or any other Loan Party;
(k) Material Contracts. Promptly upon entering into any Material Contract after the Agreement Date, a copy to the Agent of such Material Contract (but only to the extent such Material Contract is not publicly available to the Agent and the Lenders);
(l) Patriot Act Information. From time to time and promptly upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and
(m) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request.
Section 8.5. Electronic Delivery of Certain Information.
(a) The Borrower may deliver documents, materials and other information required to be delivered pursuant to Article VIII. (collectively, “Information”) in an electronic format acceptable to the Agent by e-mailing any such Information to an e-mail address of the Agent as specified to the Borrower by the Agent from time to time. The Agent shall promptly post such Information on the Borrower’s behalf on an internet or intranet website to which each Lender and the Agent has access, whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Agent (the “Platform”). Such Information shall only be deemed to have been delivered to the Lenders on the date on which such Information is so posted.
(b) In addition, the Borrower may deliver Information required to be delivered pursuant to Sections 8.1., 8.2., and 8.4.(a) and (b) by posting any such Information to the Borrower’s internet website (as of the Agreement Date, www.udr.com). Any such Information provided in such manner shall only be deemed to have been delivered to the Agent or a Lender (i) on the date on which the Agent or such Lender, as applicable, receives notice from the Borrower that such Information has been posted to the Borrower’s internet website and (ii) only if such Information is publicly available without charge on such website. If for any reason, the Agent or a Lender either did not receive such notice or after reasonable efforts was unable to access such website, then the Agent or such Lender, as applicable, shall not be deemed to have received such Information. In addition to any manner permitted by Section 12.1., the Borrower may notify the Agent or a Lender that Information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Agent or such Lender, as applicable.
(c) Notwithstanding anything in this Section to the contrary (i) the Borrower shall deliver paper copies of Information to the Agent or any Lender that requests in a writing specifying the applicable delivery instructions that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given to the Borrower by the Agent or such Lender and (ii) in every instance the Borrower shall be required to provide to the Agent a paper original of the Compliance Certificate required by Section 8.3.

(d) The Borrower acknowledges and agrees that the Agent may make Information, as well as any other written information, reports, data, certificates, documents, instruments, agreements and other materials relating to the Borrower, any Subsidiary or any other Loan Party or any other materials or matters relating to this Agreement, any of the other Loan Documents or any of the transactions contemplated by the Loan Documents, in each case to the extent that the Agent’s communication thereof to the Lenders is otherwise permitted hereunder (collectively, the “Communications”) available to the Lenders by posting the same on the Platform. The Borrower acknowledges that (i) the distribution of material through an electronic medium, such as the Platform, is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.
(e) The Agent shall have no obligation to request the delivery or to maintain copies of any of the Information or other materials referred to above, and in no event shall have any responsibility to monitor compliance by the Borrower with any such requests. Each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such Information or other materials.
Section 8.6. Public/Private Information.
As requested by the Agent, the Borrower will cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and will designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.
ARTICLE IX. NEGATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall comply with the following covenants:
Section 9.1. Financial Covenants.
The Borrower shall not permit:
(a) Maximum Leverage Ratio. The ratio of (i) Consolidated Funded Debt to (ii) Gross Asset Value, to exceed 0.60 to 1.0 at any time; provided, however, that if such ratio is greater than 0.60 to 1.0 but less than 0.65 to 1.0, then such failure to comply with the foregoing covenant shall not constitute a Default or Event of Default so long as such ratio ceases to exceed 0.60 to 1.00 within four (4) consecutive fiscal quarters following the date such ratio first exceeded 0.60 to 1.00.

(b) Minimum Fixed Charge Coverage Ratio. The ratio of (i) Consolidated Adjusted EBITDA for the two fiscal quarter period of the Borrower most recently ending (annualized) to (ii) Consolidated Total Fixed Charges for such period (annualized), to be less than 1.50 to 1.00 at the end of any fiscal quarter.
(c) Maximum Secured Debt. The ratio of (i) Consolidated Secured Debt to (ii) Gross Asset Value, to be greater than 0.40 to 1.00 at any time.
(d) Minimum Net Worth. Consolidated Adjusted Tangible Net Worth at any time to be less than $1,200,000,000.
(e) Minimum Unencumbered Pool Leverage Ratio. The ratio of (i) Gross Asset Value of the Unencumbered Pool to (ii) Consolidated Unsecured Debt, to be less than 1.50 to 1.00 at the end of any fiscal quarter.
Section 9.2. Restricted Payments.
Subject to the following sentence, if a Default or Event of Default exists, the Borrower shall not, and shall not permit any other member of the Consolidated Group to, declare or make any Restricted Payment; provided, however, that: (a) Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary and (b) the Borrower may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.13. If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any other member of the Consolidated Group to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary.
Section 9.3. Debt.
The Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Debt after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
Section 9.4. Certain Permitted Investments.
The Borrower shall not, and shall not permit any Subsidiary to, make any Investment in or otherwise own the following items which would cause the aggregate value of such holdings of the Borrower and such other Subsidiaries to exceed 30.0% of Gross Asset Value at any time (or in the case of promissory notes and marketable securities described in subsection (e) below to exceed 10.0% of Gross Asset Value at any time):
(a) Investments in partnerships, joint ventures, Unconsolidated Affiliates, and other Persons that, in each case, are not Subsidiaries, with the value thereof determined in a manner consistent with the definition of Gross Asset Value or, if not contemplated under the definition of Gross Asset Value, as determined in accordance with GAAP;
(b) Development Properties valued at book value, Condominium Properties valued at their Condominium Property Value, and Renovation Properties valued at their Renovation Property Value;

(c) Properties that are developed but that are not Multifamily Properties, with value based on the lower of cost or market price determined in accordance with GAAP;
(d) raw land, valued at current book value;
(e) promissory notes, including any secured by a Mortgage, payable solely to any member of the Consolidated Group and the obligors of which are not Affiliates of the Borrower, and all marketable securities, with value based on the lower of cost or market price determined in accordance with GAAP; and
(f) Investments in Multifamily REIT Preferred Interests; provided, however, such Investments must be acquired or otherwise made in connection with the acquisition of a portfolio of Multifamily Properties or a series of Multifamily Properties.
Section 9.5. Investments Generally.
The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:
(a) Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 6.1.(b);
(b) Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Material Subsidiary, and is not an Excluded Subsidiary, the terms and conditions set forth in Section 7.12. are satisfied;
(c) Investments permitted under Section 9.4.;
(d) Investments in Cash Equivalents;
(e) Intercompany Debt among the Borrower and its Wholly Owned Subsidiaries provided that such Debt is permitted by the terms of Section 9.3.;
(f) Loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and

(g) Any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence.
Section 9.6. Liens; Negative Pledges; Other Matters.
(a) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
(b) At any time following the termination of the Revolving Credit Agreement, the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement (i) evidencing Debt which the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.3.; (ii) which Debt is secured by a Lien permitted to exist; and (iii) which prohibits the creation of any other Lien on only the property securing such Debt as of the date such agreement was entered into.
(c) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (ii) pay any Debt owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any Subsidiary.
Section 9.7. Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired; provided, however, that:
(a) any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower or an Operating Partnership) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would exist; notwithstanding the foregoing, a Loan Party (other than the Borrower or an Operating Partnership) may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Borrower shall have given the Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence; provided that if the survivor of such merger is (or is to become) a Loan Party, then such notice and certification may be given within five (5) Business Days after the consummation of such merger; (ii) if the survivor entity is a Material Subsidiary (and not an Excluded Subsidiary and not already a Loan Party), the Borrower complies with the requirements of Section 7.12. within the time period provided in such Section; and (iii) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Agent may reasonably request;

(b) the Borrower, its Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;
(c) a Person may merge with and into the Borrower or an Operating Partnership so long as (i) the Borrower or such Operating Partnership, as applicable, is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iii) the Borrower shall have given the Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower); and
(d) the Borrower and each Subsidiary may sell, transfer or dispose of assets among themselves.
Section 9.8. Fiscal Year.
The Borrower shall not change its fiscal year from that in effect as of the Agreement Date.
Section 9.9. Modifications to Material Contracts.
The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.
Section 9.10. Modifications of Organizational Documents.
The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.
Section 9.11. Transactions with Affiliates.
The Borrower shall not, and shall not permit any of its Subsidiaries or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (other than a Loan Party or a Wholly Owned Subsidiary), except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and either (i) upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or (ii) constitute, without giving effect to subsection (i) of this Section 9.11., an Investment permitted under Sections 9.4. and 9.5.

Section 9.12. ERISA Exemptions.
The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
ARTICLE X. DEFAULT
Section 10.1. Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.
(b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of two (2) Business Days.
(c) Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 8.4.(g) or in Article IX. or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.
(d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e) Debt Cross-Default.
(i) The Borrower, any Subsidiary or any other Loan Party shall fail to pay when due and payable the principal of, or interest on, any Debt (other than the Loans and the Nonrecourse Indebtedness) having an aggregate outstanding principal amount of $50,000,000 or more (“Material Debt”); or
(ii) (x) the maturity of any Material Debt shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Debt or (y) any Material Debt shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or
(iii) any other event shall have occurred and be continuing (and all applicable notice and cure periods have lapsed), which would permit any holder or holders of Material Debt, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Debt or require any such Material Debt to be prepaid or repurchased prior to its stated maturity.
(f) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Borrower, such Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h) Litigation; Enforceability. The Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(i) Judgment. A judgment or order for the payment of money or for an injunction shall be entered against the Borrower, any Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Borrower, such Subsidiaries and such other Loan Parties, $10,000,000 or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.
(j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $10,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.
(k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000.
(l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(m) Change of Control. There shall occur a Change of Control.

(n) Revolving Credit Agreement. An Event of Default under and as defined in the Revolving Credit Agreement shall occur.
Section 10.2. Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a) Acceleration.
(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower.
(ii) Optional. If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders: (A) declare the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.
(b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3. Allocation of Proceeds.
If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
(a) amounts due to the Agent and the Lenders in respect of fees, expenses and other amounts payable or due under Sections 3.6, 10.4 and 12.2.;
(b) payments of interest on the Loans, to be applied for the ratable benefit of the Lenders;
(c) payments of principal on the Loans, to be applied for the ratable benefit of the Lenders;
(d) amounts due the Agent and the Lenders pursuant to Sections 11.7. and 12.9.;
(e) payment of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Agent, if applicable, and the Lenders to which such amounts are owed; and
(f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
Section 10.4. Performance by Agent.
If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 10.5. Rights Cumulative.
The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. THE AGENT
Section 11.1. Authorization and Action.
Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Agent to exercise such right or remedy.
Section 11.2. Agent’s Reliance, Etc.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3. Notice of Defaults.
The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.
Section 11.4. Regions as Lender.
Regions, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Regions in each case in its individual capacity. Regions and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Regions or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates of the Borrower (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
Section 11.5. Approvals of Lenders.
All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) after receipt of such communication. Except as otherwise provided in this Agreement and except with respect to items requiring the unanimous consent or approval of the Lenders under Section 12.6., unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6. Lender Credit Decision, Etc.
Each Lender expressly acknowledges and agrees that neither the Agent, nor either Arranger, nor any of their respective officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent or either Arranger hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent or such Arranger to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, either Arranger, any other Lender or counsel to the Agent or either Arranger, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, either Arranger, any other Lender or counsel to the Agent or either Arranger or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent or either Arranger under this Agreement or any of the other Loan Documents, neither the Agent nor either Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, either Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent’s and each Arranger’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent or such Arranger, respectively, and is not acting as counsel to such Lender.

Section 11.7. Indemnification of Agent and Arrangers.
Each Lender agrees to indemnify the Agent and each Arranger (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Credit Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of- pocket costs and expenses, and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) or either Arranger (in their capacity as Arranger but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent or either Arranger under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s or such Arranger’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent or such Arranger fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent reasonably following the advice of counsel to the Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent or such Arranger, as the case may be (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent’s or such Arranger’s own choosing) incurred by the Agent or such Arranger in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent or such Arranger to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent, the Arrangers and/or the Lenders, and any claim or suit brought against the Agent, the Arrangers and/or the Lenders arising under any Environmental Laws. Such reasonable out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent or such Arranger notwithstanding any claim or assertion that the Agent or such Arranger is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent or such Arranger that the Agent or such Arranger will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent or such Arranger is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent or such Arranger for any Indemnifiable Amount following payment by any Lender to the Agent or such Arranger in respect of such Indemnifiable Amount pursuant to this Section, the Agent or such Arranger shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8. Successor Agent.
The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents for good cause by the Requisite Lenders upon thirty (30) days’ prior notice. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its Affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.
Section 11.9. Titled Agents.
Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles of “Joint Lead Arranger”, “Joint Bookrunner”, “Syndication Agent” and “Documentation Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
ARTICLE XII. MISCELLANEOUS
Section 12.1. Notices.
Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:
If to the Borrower:
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
Attn: Treasurer
Telephone: (720) 283-6142
Telecopy: (720) 283-2453

with a copy to:
Morrison & Foerster LLP
5200 Republic Plaza
370 Seventeenth Street
Denver, Colorado 80202
Attn: David G. Thatcher, Esq.
Telephone: (303) 592-1500
Telecopy: (303) 592-1510
If to the Agent:
Regions Bank
Regions Capital Markets
3050 Peachtree Road NW, Suite 400
Atlanta, Georgia 30305
Attn: Adrienne Drummond
Telecopy: (404) 279-7477
Telephone: (404) 279-7475
with a copy to:
Womble Carlyle Sandridge & Rice, PLLC
301 South College Street, Suite 3500
Charlotte, North Carolina 28202-6037
Attn: Patricia Snyder, Esq.
Telephone: (704) 331-4914
Telecopy: (704) 338-7815
If to a Lender:
To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Details Form;
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 12.2. Expenses.
The Borrower agrees (a) to pay or reimburse the Agent and the Arrangers for all of their respective reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and the Arrangers and costs and expenses in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent, the Arrangers and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent or the Arrangers pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent, the Arrangers and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent, the Arrangers and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including the reasonable fees and disbursements of counsel to the Agent, either Arranger and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent, the Arrangers and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.
Section 12.3. Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any Affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, regardless of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured.

Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.
(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b) EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.
Section 12.5. Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

(b) Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.
(c) Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Loan or other Obligations owing to such Lender; provided, however, any such participating interest must be for a constant and not a varying percentage interest. Except as otherwise provided in Section 12.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. A Participant shall not be entitled to receive any greater payment under Section 3.13. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not organized under the laws of the United States of America, any state thereof or of the District of Columbia shall not be entitled to the benefits of Section 3.13. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.13. (c) as though it were a Lender. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Loan, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 7.12.(c)). An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). Upon request from the Agent, the selling Lender shall notify the Agent of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder and that the requirements of Section 3.13.(c) have been satisfied.

(d) Any Lender may with the prior written consent of the Agent and, so long as no Default or Event of Default shall exist, the Borrower (which consent, in each case, shall not be unreasonably withheld), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes (including all or a portion of the Loan owing to such Lender); provided, however, (i) no such consent by the Borrower shall be required in the case of any assignment to another Lender or any Affiliate of such Lender or another Lender and no such consent by the Agent shall be required in the case of any assignment by a Lender to any Affiliate of such Lender; (ii) unless the Borrower and the Agent otherwise agree any partial assignment shall be in an amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof and after giving effect to such assignment the assigning Lender retains a Loan of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided, however, that the limitations set forth in this clause (ii) shall not be applicable to any assignments in whole; and (iii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement with respect to the assigned interest as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with respect to the assigned interest as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder with respect to the assigned interest to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $5,000.
(e) The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Loan of each Lender from time to time (the “Register”). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
(f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
(g) A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.

(h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.
(i) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
Section 12.6. Amendments.
Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following: (i) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or Fees or other Obligations; (ii) reduce the amount of any Fees payable hereunder or postpone any date fixed for the payment thereof; (iii) modify the definition of the term “Termination Date” or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due); (iv) amend or otherwise modify the provisions of Section 3.2.; (v) modify the definition of the term “Requisite Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 12.6. if such modification would have such effect; (vi) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12.(c)); or (vii) increase the principal amount of the Loans (except for any increase in the Loans effectuated pursuant to Section 2.9) or subject the Lenders to any additional obligations. Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 11.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. All consents, modifications, approvals, amendments and waivers effected pursuant to this Section must be in writing and signed by the parties required by this Section.

Section 12.7. Nonliability of Agent and Lenders.
The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section 12.8. Confidentiality.
Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Assignee or Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, and (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section actually known by the Agent or such Lender to be a breach of this Section or (y) becomes available to the Agent, any Lender or any Affiliate of the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party or any Subsidiary or Affiliate of the Borrower relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party or any Subsidiary or Affiliate of the Borrower, provided that, in the case of any such information received from the Borrower, any other Loan Party or any Subsidiary or Affiliate of the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.9. Indemnification.
(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any Affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.13. or 4.1. or expressly excluded from the coverage of such Sections 3.13. or 4.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) that constitute gross negligence or willful misconduct; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

(b) The Borrower’s indemnification obligations under this Section 12.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.9.
(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.
(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
(e) Subject to Section 12.9.(f), an Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section 12.9. and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where there is an allegation of a violation of law by such Indemnified Party.

(f) Notwithstanding the above, following the notification contemplated by Section 12.9.(b), the Borrower may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower and the Indemnified Party have failed to agree in writing to the retention of such counsel, (ii) the named parties to any such Indemnity Proceeding (including any impleaded parties) include the Borrower and such Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Party, be inappropriate due to actual or potential conflicts of interests between the Borrower and such Indemnified Party or (iii) the Indemnified Party reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Borrower. The Borrower shall not settle, compromise, consent to the entry of judgment or otherwise seek to terminate such Indemnity Proceeding without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.
(g) If and to the extent that the obligations of the Borrower under this Section 12.9. are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(h) The Borrower’s obligations under this Section 12.9. shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.
Section 12.10. Termination; Survival.
At such time as all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.13., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 12.11. Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12. GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 12.13. Counterparts.
This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
Section 12.14. Obligations with Respect to Loan Parties.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.
Section 12.15. Limitation of Liability.
Neither the Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.
Section 12.16. Entire Agreement.
This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.17. Construction.
The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.
Section 12.18. Patriot Act.
The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with such Act.
[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

UDR, INC., a Maryland corporation
By:	/s/ William T. O’Shields III
William T. O’Shields III
Vice President — Treasurer
[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with UDR, Inc.]

REGIONS BANK, as Agent and as a Lender
By:	/s/ Ronald Bennett
	Name:	Ronald Bennett
	Title:	Executive Vice President
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[Signature Page to Term Loan Agreement with UDR, Inc.]

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ James A. Harmann
	Name:	James A. Harmann
	Title:	Vice President
[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with UDR, Inc.]

US BANK, NATIONAL ASSOCIATION
By:	/s/ Sandra A. Sauer
	Name:	Sandra A. Sauer
	Title:	Vice President
[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with UDR, Inc.]

SUNTRUST BANK
By:	/s/ Nancy B. Richards
	Name:	Nancy B. Richards
	Title:	Senior Vice President
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[Signature Page to Term Loan Agreement with UDR, Inc.]

UNION BANK, N.A.
By:	/s/ Katherine Brandt
	Name:	Katherine Brandt
	Title:	Vice President
[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with UDR, Inc.]

WELLS FARGO BANK, N.A.
By:	/s/ J. Derek Evans
	Name:	J. Derek Evans
	Title:	SVP

SCHEDULE I
Commitments

LENDER	TITLE	FINAL ALLOCATION

Regions Bank	Administrative Agent	$25,000,000

PNC Bank	Syndication Agent	25,000,000

US Bank	Documentation Agent	20,000,000

Sun Trust Bank		10,000,000

Union Bank, N.A.		10,000,000

Wells Fargo		10,000,000

TOTAL		$100,000,000